NEUROMetrix·

December 20, 2019

Mr. Thomas T. Higgins

Dear Torn,

On behalf ofNeuroMetrix, Inc. (the "Company") and the Board of Directors, I offer you revised terms of
e,nployment in your position as Chief Financial Officer as follows:

• Effeclive date: January I, 2020

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Title & Responsibilities: Chief Financial Officer reporting to the Chief Executive Officer, overseeing the Company's Finance Department, Investor Relations, Human Resources, Information Technology, Manufacturing and Fulfilhnent. You will also have such other duties as are assigned to you by the Chief Executive Officer of the Company.

Base Salary: The Company will pay an annual salary ("Base Salary") of $150,000 paid at the bi-monthly rate of$6,250.00, subject to periodic review and adjustment at the discretion of the Company.

• Variable Compensation: You will be eligible to receive an annual performance bonus of up to
50% of your Base Salary. The Company shall consider and make a bonus determination not later than 90 days aft.er the end of each fiscal year during which you are employed by the Company. The Company will pay such bonus to you in stock before the end of the fifth month following the fiscal year. Bonus awards shall be determined by the Company in its sole discretion.

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Equity Grant: The Company will award options to purchase 50,000 shares of NeuroMetrix common stock at an exercise price of the closing price on Nasdaq on the day prior to the grant date. The options will have a ten-year life and will vest in even quarterly amounts over a one year period.

•	Benefits: The Company will provide medical insurance coverage and other benefits on the same terms and conditions as provided to the Company's employees or other senior executives from time to time.

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Vacation: You will continue to be eligible to receive 27 vacation days per year of employment, which accrues on a prorated basis and shall be treated in a manner consistent with the Company's Employee 1-landbook, as amended from time to time. You also will be eligible for paid holidays and personal days recognized by the Company as set forth in the Company's Employee Handbook, as amended from time to time.

Other Ter111s: This Agreement commences on January I, 2020 and shall automatically renew for successive one-year terms unless notice of non-renewal is given by either party to the other party not less

1000WinterStreet,Waltham,MA02451 / neurometrhc.com / o 781.890.9989 F 781.290.0079 than ninety (90) days prior to expiration of the then term. In all events, however, your employment will be on an at-will basis, meaning that either you or the Company may tenninate employment for any reason or at any time, with or without notice."

You have signed the Company's standard fonn of Confidentiality and Non-Compete Agreement. A copy of that Agreement is attached. Please note that the provisions of that Agreement survive your employment with the Company.

• Separation Benefits:

•
If the Company terminates your employment for Cause or if you resign other than for Good Reason, you will not be entitled to any separation benefits as described in this section (the "Separation Benefits").

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If, other than within 12 months following a Change in Control, the Company tenninates your employment for any reason other than Cause or if you resign for Good Reason, you will be entitled to receive continuation of your prior Base Salary of$325,000 for a period of 12 months from the date of termination (the "Severance period").

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If, within 6 months prior to or 12 months following a Change m Control, the Company tenninatcs your employment for any reason other than Cause or if you resign for Good Reason, you will be entitled to receive continuation of your prior Base Salary of $325,000 for a period of 12 months from the date of tennination (the "Severance Period"). In addition, the Company will accelerate your right to exercise shares under any stock option granted to you by the Company on or after the date of this Agreement.

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If you die or become totally disabled (as defined by the Company's long tenn disability insurance coverage), the Company will accelerate your right or the right of your Personal Representative to exercise shares under any stock option granted to you by the Company on or after the dated of this Agreement.

You will be entitled to the severance and acceleration of options described above so long as the ending of your employment constitutes a separation from service as defined in Section 409A of the Internal Revenue Code. During the Severance Period (but not for a period longer than your entitlement to COBRA continuation coverage), the Company will continue to contribute to your medical insurance coverage, which, subject to your eligibility, will be extended to you under the law known as COBRA at the same rate as iF you continued to be employed by the Company. Notwithstanding the foregoing, your receipt of the Separation Benefits described in this paragraph will be subject, in all cases, to your execution, on or before the 21st day following its presentation to you (which shall occur no more than 14 days after the Date of Termination) of a release of any and all claims that you may then have against the Company in connection with your employment in a form that is satisfactory to the Company (the "Release") and the effectiveness and irrevocability of the Release upon its execution or the earliest day after its execution as is permitted by law. Payments of continuation of compensation owed pursuant to this paragraph will occur on the regular payroll payment dates for the Company beginning with the first regular payroll payment date that occurs on or after the date that is 45 days after your termination or resignation (with the first payment to include the full amount owed for continuation of compensation for the payrol I period to which such payment date relates and any prior payrol I periods for which payment was not yet made).

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Definitions: For purposes of this Agreement, "Cause" shall mean a vote by the Board resolving that you shall be dismissed as a result of (i) your material breach of any agreement between you and the Company; (ii) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non• performance (other than by reason of disability) by you of your duties to the Company. However, for any reason specified in (i) or (iii), if the Board makes a good faith judgment that the cause is capable of being cured within fifteen (15) days, it shall specify the reason and give you fifteen (15) days from the date of its notice to effect a cure and if after such fifteen (15) days in the judgment of the Board you have not done so, the Board's vote of dismissal shall be final.

Resignation for "Good Reason" shall mean your resignation following your prior written notice to the Company that the Company has materially breached this agreement (with such written notice to describe such material breach in detail), provided that (i) such written notice is provided within thirty (30) days after the initial existence of such breach, (ii) such breach has, in fact, occurred and remains uncured by the Company for thirty (30) days following its receipt of such written notice (the "Cure Period"), (iii) you resign upon not less than 30 days' nor more than 60 days' prior written notice and (iv) you provide the Company with the written notice of your resignation on or before the fifteenth (15th) day after the end of the Cure Period. For purposes of this paragraph, a "material breach" shall mean (i) a material reduction in your base salary other than as part of a broader executive pay reduction; (ii) a material reduction in your incentive compensation participation level other than as part of a broader executive reduction; (iii) a material change in the employment benefits made available to you if such change does not similarly affect all employees of the Company eligible for such benefits; (iv) a material reduction in your duties, responsibilities, or authority as then in effect; (v) a requirement that you relocate except for relocations that would not increase your one way commuting distance by more than 35 miles.

"Change in Control" shall be deemed to occur as of the date that: (i) the Company completes a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company whether held directly by the Company or by a subsidiary of the Company; (ii) a change in the composition of the Company's Board of Directors which results in the replacement of more than fifty percent (50%) of the Company's Board of Directors within a period of 12 months; (iii) acquisition by any individual, entity, or group resulting in such individual, entity or group having ownership of fifty percent (50%) or more of either (a) the then-outstanding shares of common stock of the Company, or (b) the combined voting power of the then• outstanding voting securities of the Company entitled to vote generally in the election of directors; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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Section 409A: Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each periodic severance payment made pursuant to this agreement shall be considered a separate payment. Anything in this agreement to the contrary notwithstanding, if at the time of your termination or resignation, you are considered a 'specified employee' within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that you become entitled to under this agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of(i) six months and one day after your separation from service, or (ii) your death.

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Arbitration of Disputes: Any dispute arising hereunder or arising out of your employment, termination thereof, or any other relations with the Company, whether sounding in tort or contract, by statute or otherwise, including, but not limited to claims of employment discrimination, shall be settled by arbitration in Boston, Massachusetts, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single Arbitrator. Notwithstanding the foregoing, disputes arising under the Confidentiality and Non• compete Agreement shall not be subject to arbitration.

•	Taxation: You understand that payments made pursuant to this agreement may be subject to applicable federal and state withholdings.

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Enlire Agreement: This agreement, the Confidentiality and Non-Compete Agreement and the Option Agreement set forth the entire agreement and understanding between you and the Company regarding all subjects covered herein, the tenns of which may not be changed or modified except by agreement in writing signed by you and the Company.

•	Severability: Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in force and effect.

•	Governing Law: This agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of law.

Please contact me if you have any questions. Please acknowledge your acceptance by signing as indicated below.

Sincerely,

By:

Shai Gozani, ., Ph.D.

President and Chief Executive Officer

ACCEPTED: Date:

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